As filed with the Securities and Exchange Commission on August 7, 2001
                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    ---------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                STEIN MART, INC.
             (Exact Name of registrant as specified in its charter)

            Florida                                         64-0466198
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

             1200 Riverplace Boulevard, Jacksonville, Florida 32207
               (Address of principal executive offices) (zip code)

                       STEIN MART, INC. 2001 OMNIBUS PLAN
                            (Full title of the Plan)

                              John H. Williams, Jr.
                      President and Chief Operating Officer
                                Stein Mart, Inc.
                            1200 Riverplace Boulevard
                           Jacksonville, Florida 32207
                     (Name and address of agent for service)

                                 (904) 346-1500
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                              Linda Y. Kelso, Esq.
                                 Foley & Lardner
                                200 Laura Street
                           Jacksonville, Florida 32202
                                 (904) 359-2000


                         Calculation of Registration Fee
--------------------------------------------------------------------------------------------------------------------
        Title of each                                     Proposed             Proposed
          class of                                        Maximum               maximum
      securities to be            Amount to be         offering price          aggregate            Amount of
         registered               registered(1)         per share(2)       offering price(2)   registration fee(2)
--------------------------------------------------------------------------------------------------------------------
        Common Stock,           4,500,000 shares           $7.93            $28,590,568.24          $7,147.64
       $0.01 par value
--------------------------------------------------------------------------------------------------------------------

         (1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.

         (2) The registration fee for 894,632 shares covered by this Registration Statement and reserved for future grants under the plan was previously paid when Registration Statement No. 333-39323 was filed as to the Stein Mart Employee Stock Plan, which plan has been terminated with 894,632 shares remaining available for issuance. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the registration fee for 3,605,368 shares covered by this Registration Statement and reserved for future grants under the plan has been calculated on the basis of $7.93 per share, the average of the high and low prices of the registrant's Common Stock as reported on the Nasdaq National Market on August 1, 2001.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by reference:

                (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 2000 (Commission File No. 000-20052);

                (b) The registrant's quarterly reports on Form 10-Q for the quarter ended March 31, 2001 (Commission File No. 000-20052); and

                (c) The description of the registrant's Common Stock, par value $0.01 per share set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (Commission File No. 000-20052) filed under the Securities Exchange Act of 1934.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

                Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

                Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

         Article X of the registrant's Bylaws provides that the registrant shall indemnify directors to the fullest extent now or hereafter permitted by the Florida Act. In addition, the registrant has entered into Indemnification Agreements with its directors in which the registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act. Such Indemnification Agreements entitle directors who also serve as officers of the registrant to indemnification for liabilities arising out of their services as officers as well as directors.

         The registrant has a standard policy of directors' and officers' liability insurance covering directors and officers of the corporation with respect to liabilities incurred as a result of their service in such capacities.


Item 7.  Exemption from Registration Claimed.

                Not Applicable.

Item 8.  Exhibits.

        5. Opinion of Foley & Lardner as to the legality of the securities to be issued

       10A.       Stein Mart, Inc. 2001 Omnibus Plan

       10B.       Form of Option Award Agreement for Key Employees

       10C.       Form of Option Award Agreement for Non-Employee Directors

       23A.       Consent of PricewaterhouseCoopers LLP

       23B.       Consent of Foley & Lardner (included in Opinion filed as
                  Exhibit 5)

Item 9.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 7th day of August, 2001.

                                       STEIN MART, INC.
                                                    (Registrant)

                                       /s/ Jay Stein
                                       -----------------------------------------
                                       Jay Stein
                                       Chairman of the Board and Chief Executive
                                       Officer

                            SPECIAL POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints John H. Williams, Jr., James G. Delfs and Clayton E. Roberson, Jr., and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    (Signature)                                   (Title)                         (Date)
     ---------                                     -----                           ----


/s/ Jay Stein                              Chairman of the Board and            August 7, 2001
-----------------------------               Chief Executive Officer
Jay Stein

/s/ John H. Williams, Jr.                  President, Chief Operating           August 7, 2001
-----------------------------                Officer and Director
John H. Williams, Jr.



                                       6



/s/ James G. Delfs                         Senior Vice President and Chief      August 7, 2001
-----------------------------                  Financial Officer
James G. Delfs


/s/ Clayton E. Roberson, Jr.               Vice President and Controller        August 7, 2001
-----------------------------
Clayton E. Roberson, Jr.


_____________________________              Director                             _________, 2001
Alvin R. Carpenter


/s/ Linda McFarland Farthing               Director                             August 7, 2001
-----------------------------
Linda McFarland Farthing


/s/ Mitchell W. Legler                     Director                             August 7, 2001
-----------------------------
Mitchell W. Legler


/s/ Michael D. Rose                        Director                             August 7, 2001
-----------------------------
Michael D. Rose


_____________________________              Director                             _________, 2001
Martin E. Stein, Jr.


_____________________________              Director                             _________, 2001
J. Wayne Weaver


/s/ James H. Winston                       Director                             August 7, 2001
-----------------------------
James H. Winston

                                  EXHIBIT INDEX

Exhibit
Number                          Description of Exhibit
-------                         ----------------------

5                  Opinion of Foley & Lardner

10A                Stein Mart, Inc. 2001 Omnibus Plan

10B                Form of Option Award Agreement for Key Employees

10C                Form of Option Award Agreement for Non-Employee
                   Directors

23A                Consent of PricewaterhouseCoopers LLP

23B                Consent of Foley & Lardner (included in Exhibit
                   5)









                                       8